Exhibit 99.1
Esperion Announces the Appointment of Stephen Rocamboli to its Board of Directors

ANN ARBOR, Mich., April 28, 2022 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today announced the appointment of Stephen Rocamboli as a Class I director, with a term expiring at the 2023 annual meeting of stockholders. Mr. Rocamboli fills the newly created vacancy resulting from Dr. Mark McGovern’s retirement from the Board.

"On behalf of the Esperion team and our directors, I am very pleased to welcome Stephen to the Esperion Board. Stephen’s extensive experience as a senior business and legal executive for multiple public life science organizations will be a great asset for Esperion as we continue to commercialize our medicines and grow our pipeline,” said Sheldon Koenig, president and chief executive officer of Esperion. “We look forward to Stephen’s guidance as we also continue to drive toward the readout of our unprecedented CLEAR Outcomes trial in the first quarter of 2023. I also want to thank Dr. McGovern for his eight years of service on our Board and his significant contributions to Esperion’s journey.”

"I believe in Esperion’s vision and its mission to deliver innovative medicines to patients in need. I look forward to working with this team in the advancement of the ongoing commercialization of its approved products, the further development of the pre-clinical ACL inhibitor and oral PCSK9 inhibitor pipeline programs, and in preparation for the CLEAR Outcomes study topline results," said Mr. Rocamboli.

Mr. Rocamboli is currently Chief Executive Officer of Perla Therapeutics, Inc., a company located in the greater Boston area, developing first-in-class antibody therapeutics for the treatment of cancer. Previously, he served as Chief Business Officer, General Counsel and Corporate Secretary of Candel Therapeutics, an immuno-oncology company based in Needham, Massachusetts, between April 2015 and May 2020 (CNDL). Between 2010 and April 2015, Mr. Rocamboli served as general partner of Integrin Partners, LLC, a consulting firm providing corporate development, strategic transaction advisory and general counsel services to life science companies, investors, and entrepreneurs. Between 2010 and 2012, Mr. Rocamboli also served as partner of Beijing International Group, an international affiliate of Integrin Partners. Between 2014 and 2015, he also served as Special Counsel to Wyrick Robbins Yates & Ponton, LLP, focusing on life sciences transactions. Between 2008 and 2018, Mr. Rocamboli was a co-founder and served as President of Pear Tree Pharmaceuticals, until its sale to Daré Bioscience, Inc. (DARE). Prior to joining Pear Tree, Mr. Rocamboli spent nearly a decade as a senior executive of a New York, NY based private FINRA/SEC member investment bank, venture capital firm, and affiliated hedge funds, focused exclusively on biotechnology and specialty pharmaceuticals. Mr. Rocamboli held positions of increasing responsibility, with the last five years as Senior Managing Director and General Counsel of all business units.

Mr. Rocamboli has served as a member of the board of directors of several public and private life sciences companies, including Foresight Biotherapeutics (sold to Shire Pharmaceuticals in 2015) and currently serves as a member of TFF Pharmaceuticals, Austin, TX (TFFP).

Mr. Rocamboli received his B.A. degree from The State University of New York at Albany and his J.D. from Fordham University School of Law.

Esperion Therapeutics
Esperion works hard to make our medicines easy to get, easy to take and easy to have. We discover, develop, and commercialize innovative medicines and combinations to lower cholesterol, especially for patients whose needs aren’t being met by the status quo. Our entrepreneurial team of industry leaders is inclusive, passionate and resourceful. We are singularly focused on managing cholesterol so you can improve your health easily. Esperion commercializes NEXLETOL® (bempedoic acid) and NEXLIZET® (bempedoic acid and ezetimibe) Tablets and is the leader in the development of convenient oral, once-daily non-statin LDL-cholesterol lowering drugs for patients with high levels of bad cholesterol. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding marketing strategy and commercialization plans, future operations, commercial products, clinical development, plans for potential future product candidates, financial condition and outlook, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the impact of the ongoing COVID-19 pandemic on our business, revenues, results of operations and financial condition, the net sales, profitability, and growth of Esperion’s commercial products, clinical activities and results, supply chain, commercial development and launch plans, and the risks detailed in Esperion’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

Contact:
Esperion Corporate Communications
corporateteam@esperion.com